Exhibit 99.1

ATLANTIC AMERICAN ANNOUNCES APPOINTMENT OF
MARK PREISINGER TO BOARD OF DIRECTORS

ATLANTA, Georgia, March 29, 2016- Atlantic American Corporation (Nasdaq- AAME) announced today that its Board of Directors has appointed Mark Preisinger as a new member of the Board, effective March 30, 2016.  As with all Directors, Mr. Preisinger’s term will run through the Company’s 2016 annual meeting, and he will be nominated for re-election.

Mark Preisinger is Director of Corporate Governance for The Coca-Cola Company.  In this capacity, his responsibilities include coordinating engagement between the Company and its institutional and individual shareowners, with a primary focus on corporate governance, environmental and social issues.  Mr. Preisinger joined The Coca-Cola Company in 1984 and has managed a variety of domestic and international assignments for the business.  Since 2007, he has served as Vice President of Public Policy and Stakeholder Engagement overseeing the development and execution of strategies to manage stakeholder and public policy issues for the Company.

Mr. Preisinger serves on the New York Stock Exchange Listed Company Advisory Board; on the Advisory Board for the Ira M. Millstein Center for Global Markets and Corporate Ownership at Columbia Law School; on the Board of Directors of the IRRC Institute; and is an Emeritus member of the Advisory Board of the Weinberg Center for Corporate Governance at the University of Delaware.  He is a past member of the Board of Governors of the International Corporate Governance Network; has been Co-Chairman of the Council of Institutional Investors and he has been listed on the NACD 100 most influential people in the boardroom community.  Mr. Preisinger is a frequent speaker on programs related to corporate governance.

Commenting on the appointment, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “We are so pleased to welcome Mark to the Atlantic American Board of Directors.  These are very exciting times at Atlantic American, and the wealth of knowledge Mark brings to the table, both from his years at Coca-Cola and his prior board experience, will be invaluable to us as we continue to grow.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding forward-looking statements:  This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may relate to, among other things, our future strategies, operating or financial performance.  Forward looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions, as well as the execution of our business strategy.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks, including those detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
John G. Sample, Jr.	Hilton H. Howell, Jr.
Senior Vice President and Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5501	404-266-5505